Exhibit 5.0

APPENDIX D

PROVISIONS OF SPIMI ARTICLES AND BY LAWS AS THEY WOULD BE AMENDED BY THE RESOLUTION APPROVING THE CHANGES REFERRED TO IN SECTION 2.2

ARTICLE 2

2.1                               The Company has its registered office in Turin and secondary offices, with permanent establishment, in Rome and Bologna.

2.2                               Within the observance of the regulations in force, it may open and closes branches and representative offices in Italy and abroad.

ARTICLE 2

2.1                               The Company has its registered office in Turin and secondary offices in Rome and Bologna.

2.2                               Within the observance of the regulations in force, branches and representative offices in Italy and abroad may be opened or closed.

ARTICLE 3

3.1                               The life of the Company is fixed until December 31, 2100.

3.2                               The extension of the life of the Company must be approved by the Extraordinary Meeting of Shareholders with a legal majority.

ARTICLE 3

3.1                               The life of the Company is fixed until December 31, 2050.

3.2                               The extension of the life of the Company must be approved by the Extraordinary Meeting of Shareholders with a legal majority.

ARTICLE 6

6.1                               The share capital is Euro 5,144,064,800 fully paid, divided into 1,448,831,982 registered ordinary shares and 388,334,018 registered preference shares with a nominal unit value of Euro 2.80. The share capital may be increased through the issue of shares with rights different from those included in the shares already issued.

6.2                               The shares are issued in dematerialised form.

6.3                               The preference shares are placed centrally in one or more deposits administered by the Company and the Company is the only authorised depositary. The sale of preference shares is to be communicated without delay to the Company by the selling shareholder and triggers the

ARTICLE 6

6.1                               The share capital is Euro 5,144,064,800 fully paid(1), divided into 1,448,831,982  registered ordinary shares and 388,334,018 registered preference shares with a nominal unit value of Euro 2.80. The share capital may be increased through the issue of shares with rights different from those included in the shares already issued.

6.2                               The shares are issued in dematerialised form.

6.3                               The preference shares are placed centrally in one or more deposits administered by the Company and the Company is the only authorised depositary. The sale of preference shares is to be communicated without delay to the Company by the selling shareholder and triggers the

(1)  Due to the demerger, the share capital will increase up to a maximum amount of Euro 73,614,340.80 automatic one for one conversion of the preference shares into ordinary shares, except in the case where it is disposed to a company whose capital is wholly controlled. On July 1, 2012, the preference shares will be converted one for one into ordinary shares with the same characteristics as the ordinary shares in circulation at that moment.

automatic one for one conversion of the preference shares into ordinary shares, except in the case where it is disposed to a company whose capital is wholly controlled. On July 1, 2012, the preference shares will be converted one for one into ordinary shares with the same characteristics as the ordinary shares in circulation at that moment.

6.4                               In the case of paid issues of capital, when there is no exclusion or limit on option rights, the holders of preference shares have option rights on preference shares with the same characteristics or, if not or differently, in order, preference shares with different characteristics, savings shares or ordinary shares.

6.5                               The Board of Directors has the power to increase the share capital by means of a paid up rights issue, in one or more issues, up to a maximum amount of Euro 51,440,648 (fifty one million, four hundred and forty thousand and six hundred and forty eight Euro) nominal value, through the issue of ordinary shares reserved, according to Article 2441, par. 8, of the Civil Code and Article 134 of Legislative Decree 58 of February 24, 1998, to employees of the Company or also to employees of subsidiary companies according to Article 2359 of the Civil Code who participate in the share incentive schemes approved by the Board itself. This power may be exercised before April 27, 2007.

6.4                               In the case of paid issues of capital, when there is no exclusion or limit on option rights, the holders of preference shares have option rights on preference shares with the same characteristics or, if not or differently, in order, preference shares with different characteristics, savings shares or ordinary shares.

6.5                               Pursuant to the mandate conferred by the Shareholders’ Meeting on 30 April 2002, the Board of Directors has the power to increase the share capital by means of a paid up rights issue, in one or more issues, up to a maximum amount of Euro 51,440,648.00 (fifty one million, four hundred and forty thousand and six hundred and forty eight Euro) nominal value, through the issue of ordinary shares reserved, according to Article 2441, par. 8, of the Civil Code and Article 134 of Legislative Decree 58 of February 24, 1998, to employees of the Company or also to employees of subsidiary companies according to Article 2359 of the Civil Code who participate in the share incentive schemes approved by the Board itself. This power may be exercised before April 27, 2007.

6.6                               Following the deliberations of the Board of Directors on February 9, 1999, December 21, 1999, June 27, 2000 and December 18, 2001, based on the mandate of the Shareholders’ Meeting on 31 July 1998, and 17 December 2002, on the basis of the mandates given by the Shareholders’ Meetings of April 30, 2002, the share capital may be increased up to a maximum nominal amount of Euro 56,487,491.20 (fifty six million, four

6.6                               Following the deliberations of the Board of Directors on February 9, 1999, December 21, 1999, June 27, 2000 and December 18, 2001, based on the mandate of the Shareholders’ Meeting on 31 July 1998, and 17 December 2002, on the basis of the mandates given by the Shareholders’ Meetings of April 30, 2002, the share capital may be increased up to a maximum nominal amount of Euro 56,487,491.20 (fifty six million, four

hundred and eighty seven thousand, four hundred and ninety one point two).	hundred and eighty seven thousand, four hundred and ninety one point two).

ARTICLE 9 9.1 Participation and representation in the Shareholders’ Meeting are governed by the regulations currently in force.

ARTICLE 9

9.1                               Shareholders having the right to vote who demonstrate their legitimacy according to the methods provided for by regulations in force may participate in Shareholders’ Meetings. Advance deposit pursuant to Article 2370 of the Italian Civil Code is not required for such participation.

9.2                               Shareholders may be represented in the Meeting in observance of legal dispositions.

ARTICLE 11

11.1                        The validity of the Shareholders’ Meeting, both ordinary and extraordinary, and both at the first call and at the second call or, for the extraordinary, third call, as established by law, as also for the validity of related motions, is determined by the law.

11.2                        For the nomination of the corporate officers a relative majority is sufficient. In the case of a tie, the older candidate will be elected. For the nominations to the Board of Statutory Auditors, the procedure follows that established by Article 19.

ARTICLE 11

11.1                        The validity of the Shareholders’ Meeting, both ordinary and extraordinary, and both at the first call and at the second call or, for the extraordinary, third call, as established by law, as also for the validity of related motions, is determined by the law.

11.2                        For the nomination of the corporate officers a relative majority is sufficient. In the case of a tie, the older candidate will be elected. For the nominations to the Board of Statutory Auditors, the procedure follows that established by Article 20.

ARTICLE 12

12.1                        The Shareholders’ Meeting, whose workings are governed by the relevant Regulation approved in the ordinary session, is chaired by the Chairman of the Board of Directors or by his Deputy.

12.2                        The Shareholders’ Meeting nominates, on the motion of the Chairman, when held appropriate, two or more scrutineers and a Secretary not necessarily shareholders.

12.3                        The assistance of the Secretary is not

ARTICLE 12

12.1                        The Shareholders’ Meeting, whose workings are governed by law and the relevant Regulation approved in the ordinary session, is chaired by the Chairman of the Board of Directors or by his Deputy.

12.2                        The Shareholders’ Meeting nominates, on the motion of the Chairman, when held appropriate, two or more scrutineers and a Secretary not necessarily shareholders.

12.3                        The assistance of the Secretary is not

necessary when the minutes of the Shareholders’ Meeting are taken by a Notary Public. The Notary is designated by the Chairman of the Shareholders’ Meeting.	necessary when the minutes of the Shareholders’ Meeting are taken by a Notary Public. The Notary is designated by the Chairman of the Shareholders’ Meeting.

12.4 It is the responsibility of the Chairmanto verify regular constitution, ascertain the identity and legitimacy of those present, to check proceedings and certify the voting results.

12.4                        It is the responsibility of the Chairmanto verify regular constitution, ascertain the identity and legitimacy of those present, to check proceedings and certify the voting results. To this end, the Chairman may use appropriately appointed persons.

12.5 If debate concerning the agenda of the day is not finished within the day, the Shareholders’ Meeting can proceed to a further meeting on the following non-holiday day.	12.5 If debate concerning the agenda of the day is not finished within the day, the Shareholders’ Meeting can proceed to a further meeting on the following non-holiday day.

ARTICLE 15

15.1                        The Board of Directors may appoint, from among its members, one or more Deputy Chairmen.

15.2                        The Board of Directors nominates one or more Managing Directors, determining his or their roles, as well as the Executive Committee, laying down the number of its members, its authority, its duration, rules and powers. In the Executive Committee the Chairman and the Deputy Chairman or Deputy Chairmen sit ex officio as well as the Managing Director or Managing Directors.

15.3                        The Board of Directors may also elect from among its members special Committees, with a consultative and deliberative and supervisory role.

15.4                        The General Manager or General Managers take part in the meetings of the Board of Directors and of the Executive Committee in a consultative role.

ARTICLE 15

15.1                        The Board of Directors may appoint, from among its members, one or more Deputy Chairmen.

15.2                        The Board of Directors nominates one or more Managing Directors, determining his or their roles, as well as the Executive Committee, laying down the number of its members, its authority, its duration, rules and powers. In the Executive Committee the Chairman and the Deputy Chairman or Deputy Chairmen sit ex officio as well as the Managing Director or Managing Directors.

15.3                        The Board of Directors may also elect from among its members special Technical Committees, with a consultative and deliberative and supervisory role.

15.4                        The Board of Directors may nominate a General Manager fixing the period of office, duties, powers and compensation. If necessary, it may also revoke the same.

15.5                        For determined types of acts and business, powers may also be delegated, according to Law, to  the General Manager or General Managers, to the Deputy General Manager or General Managers, to Central Management, to Top Management, to employees  as well as to other Personnel, with determination of the limits and methods to exercise the delegated powers  also with reference to the possibility that the delegated parties may undertake individually or in committees.

15.5 The General Manager takes part in meetings of the Board of Directors and Executive Committee in a consultative role and, as provided for in the Articles and By-Laws, as a proponent.

15.6                        For special and/or subsidized lending governed by specific regulations, powers of approval and draw down can be delegated to the Group’s banking subsidiaries within the limits and according to the criteria agreed between the parties.

15.6 The Board of Directors can nominate, on proposal of the General Manager, one or more Deputy General Managers as well as Central Managers, fixing their duties and powers.

15.7 The Board will determine the methods	15.7 For determined categories of acts or

through which decisions taken by those delegated are brought to the attention of the Board itself.

business, powers may also be delegated, in law, to Top Management, individual employees and other personnel, with set limits and method of exercise of their mandate, proving that those so mandated may act individually or together in committee.

15.8                        The annual remuneration of the members of the Board of Directors as well as that of the Executive Committee is determined by the Shareholders’ Meeting. The annual remuneration will be in part fixed and in part variable.

15.9                        The remuneration of the directors with particular responsibilities according to the Articles of Association will be fixed by the Board of Directors, having heard the opinion of the Board of Statutory Auditors.

15.8                        For special and/or subsidized loans set by specific regulations, delegated mandate and lending powers may be set to Group lending bodies, within the limits and with the criteria agreed among the parties.

15.9                        The Board will determine the means by which decisions taken by mandated persons will be brought to the attention of the Board itself.

15.10                 The Shareholders’ Meeting may decide, in addition to the remuneration above, the payment to Director of a fixed sum for every attendance at the meetings; the Directors have the further right to reimbursement of expenses incurred in the course of their duties and to the payment of daily allowances as decided by the Shareholders’ Meeting.

15.10                 The Delegated Bodies and the General Manager will ensure that the organizational, administrative and accounting structure is adequate and refer to the Board of Directors and the Board of Statutory Auditors, on a quarterly basis, on general management performance and expected development, as well as on the most significant transactions made by the company and its subsidiaries.

15.11                 Members of the Board of Directors and of the Executive Committee will receive annual compensation set  by the Shareholders’ Meeting, in part fixed and part variable.

15.12                 The Shareholders’ Meeting may determine, in addition to the compensation above, a fixed amount for each Director according to attendance at meetings; Directors also have the right to reimbursement of expenses occasioned by their office and daily payments as set by the Shareholders’ Meeting.

15.13                 The remuneration of the directors with particular offices in accordance with the

Articles and By-Laws is set by the Board of Directors, following the Board of Statutory Auditors.

ARTICLE 16 16.1 The Board of Directors has all powers for the management of the Company. 16.2 The Board of Directors is also empowered to take the deliberations concerning:	ARTICLE 16 16.1 The Board of Directors has all powers for the management of the Company. 16.2 The following matters are the exclusive competence of the Board of Directors:

•                  merger, as envisaged by Articles 2505 and 2505-bis of the Italian civil code, according to  the methods and the terms therein described;

•                  establishment and closing of secondary offices;

•                  reduction of capital in case of withdrawal of the shareholder;

•                  update of the Articles and By-Laws according to regulation.

•                  definition of the objectives, strategies and development lines of the business areas of the Group;

•                  Resolution upon general management directions, approval and modification of the general regulation governing work, the acquisition and sale of shareholdings which may modify the composition of the Banking Group, nomination to offices as per Article 15;establishment and closing of secondary offices;

•                  approval of internal regulations as well as evaluation of the organisational, administrative and accounting profile of the Company with particular reference to risk control and internal controls;

•                  setting criteria for the coordination and direction of the Group Companies and execution of instructions from the Bank of Italy.

16.3                        The following matters are the exclusive responsibility of the Board of Directors:

•                  approvals regarding general management direction, the approval and modification of general regulations regarding business relationships, investment and divestment of shareholdings which may modify the composition of the Banking Group, the nomination of responsibilities in accordance with paragraph 1 of Article 20;

•                  the establishment of the criteria for coordination and management of the Group’s Companies and for the execution of instructions received from the Bank of Italy.

16.3                        The Board of Directors, in addition to the exclusive competence as per paragraph 2 above, is also empowered to take the resolutions concerning:

•                  merger and demerger according to this current regulations;

•                  opening and closing of secondary offices;

•                  reduction of the share capital in the case of withdrawal of a shareholder;

•                  updating of the Articles and By-Laws in line with regulations.

ARTICLE 17

17.1                        The Board of Directors is convened whenever the Chairman considers it necessary or opportune and generally every two months, also to refer to the Board of Statutory Auditors on business carried out and transactions of greatest importance in economic, financial and equity capital terms undertaken by the Company and/or by subsidiary companies as well as, In particular, transactions with potential conflicts of interest.

ARTICLE 17

17.1                        The Board of Directors is convened whenever the Chairman considers it necessary or opportune and generally every two months. At least every three months the directors, on occasion of the Meetings of the Board of Directors or with appropriate report refer to the Board of Statutory Auditors on business carried out and transactions of greatest importance in economic, financial and equity capital terms undertaken by the Company and/or by subsidiary companies. In particular, the Directors refer on transaction in which they have a proprietary or third party interest, being understood that provisions of special laws remain in force.

17.2                        Leaving those powers reserved by law to the Statutory Auditors, a meeting must also take place when at least three Directors or a Managing Director make a written request to the Chairman with an indication of their reasons.

17.3                        Meetings of the Board of Directors are usually held at the registered office of the Company. The Board of Directors may also meet in any other place in Italy or abroad.

17.4                        Notice of the meeting, with a summary agenda of the matters to be discussed, must be sent to the Directors and to the Statutory Auditors in office at least five days before that fixed for the meeting by registered post or telegram or telex or telefax or through any other means of electronic communication which can provide guaranteed receipt of the same. In cases of particular urgency, the meeting may be held with simple advance notice of 24 hours by any suitable means.

17.5                        Meetings of the Board of Directors can be validly held by telecommunication, provided that the precise identification of the persons qualified to participate can be validly ensured, as well as the possibility for all participants to take part, in real time, in the discussion about all the business on the agenda and to view,

17.2                        Leaving those powers reserved by law to the Statutory Auditors, a meeting must also take place when at least three Directors or a Managing Director make a written request to the Chairman with an indication of their reasons.

17.3                        Meetings of the Board of Directors are usually held at the registered office of the Company. The Board of Directors may also meet in any other place in Italy or abroad.

17.4                        Notice of the meeting, with a summary agenda of the matters to be discussed, must be sent to the Directors and to the Statutory Auditors in office at least five days before that fixed for the meeting by registered post or telegram or telex or telefax or through any other means of electronic communication which can provide guaranteed receipt of the same. In cases of particular urgency, the meeting may be held with simple advance notice of 24 hours by any suitable means.

17.5                        Meetings of the Board of Directors can be validly held by telecommunication, provided that the precise identification of the persons qualified to participate can be validly ensured, as well as the possibility for all participants to take part, in real time, in the discussion about all the business on the agenda and to view,

receive and transmit documents. However, at least the Chairman and the Secretary must be present in the location where the Board meeting has been called, wherever the same shall be considered held.	receive and transmit documents. However, at least the Chairman and the Secretary must be present in the location where the Board meeting has been called, wherever the same shall be considered held.

17.6                        To approve the decisions of the Board a majority of the Directors in office must be present at the meeting. Decisions are taken according to absolute majority of the votes of the members present excluding abstentions. Decisions concerning the nomination of the Deputy Chairman or Deputy Chairmen, of the Executive Committee, of the Managing Director or Managing Directors are properly taken with a yes vote from half plus one of the Directors in office. In case of a tie, the Chairman’s vote prevails.

17.7                        The minutes of the meeting of the Board of Directors are edited and transcribed in the register of minutes by a Secretary designated by the Board.

17.8                        Copies and abstracts of the minutes are certified with the declaration of conformity, signed by the Chairman and by the Secretary.

17.9                        In meetings that the Board wishes to keep confidential, the duties of the Secretary will be carried out by the youngest Director present.

17.10                 The agenda for the Board of Directors and for the Executive Committee are prepared by the Managing Director or Managing Directors according to the powers delegated to them.

17.6                        To approve the decisions of the Board a majority of the Directors in office must be present at the meeting. Decisions are taken according to absolute majority of the votes of the members present excluding abstentions. Decisions concerning the nomination of the Deputy Chairman or Deputy Chairmen, of the Executive Committee, of the Managing Directors or General Manager are properly taken with a majority vote of the Directors in office. In case of a tie, the Chairman’s vote prevails.

17.7                        The minutes of the meeting of the Board of Directors are edited and transcribed in the register of minutes by a Secretary designated by the Board.

17.8                        Copies and abstracts of the minutes are certified with the declaration of conformity, signed by the Chairman and by the Secretary.

17.9                        In meetings that the Board wishes to keep confidential, the duties of the Secretary will be carried out by the youngest Director present.

17.10                 The agenda for the Board of Directors and for the Executive Committee are prepared by the Managing Director or Managing Directors according to the powers delegated to them, as well as the General Manager in matters reserved to him.

17.11 In particular, the Managing Director or Managing Directors are responsible for the general management of the Company, for business and lending as well as personnel management.	(PARAGRAPH DELETED)

ARTICLE 18

18.1                        The Chairman:
(a)                                chairs the meetings of the Board of Directors and the Executive Committee, coordinating their work;
(b)                               prepares the agenda of the meetings of the Board of Directors and the Executive Committee, taking account also of the proposed agenda prepared by the Managing Director or Managing Directors and arranges for adequate information on the material under discussion to be provided to all Directors;
(c)                                authorizes any legal, administrative and executive action in every competent court and in whatever level of jurisdiction with the ability to abandon it, to withdraw from proceedings and to accept similar withdrawals or relinquishments from other parties involved, with all subsequent powers and with the obligation to refer to the Executive Committee on the decisions taken;
(d)                               takes, in agreement with the Managing Director, or with the respective Managing Director in the case of more than one Managing Director whatever provision may be urgent in the interests of the Company, referring them to the Board of Directors or the Executive Committee at their next meeting;
(e)                                exercises the role of coordination of the businesses of the Company.

ARTICLE 18

18.1                        The Chairman:
(a)                                chairs the meetings of the Board of Directors and the Executive Committee, coordinating their work;
(b)                               prepares the agenda of the meetings of the Board of Directors and the Executive Committee, taking account also of the proposed agenda prepared by the Managing Directors and General Managers and arranges for adequate information on the material under discussion to be provided to all Directors;
(c)                                authorises any legal, administrative and executive action in every competent court and in whatever level of jurisdiction with the ability to abandon it, to withdraw from proceedings and to accept similar withdrawals or relinquishments from other parties involved, with all subsequent powers and with the obligation to refer to the Executive Committee on the decisions taken;
(d)                               takes, in agreement with the Managing Director, or with the respective Managing Director in the case of more than one Managing Director or in their absence, the General Manager, whatever provisions may be urgent in the interests of the Company, referring them to the Board of Directors or the Executive Committee at their next meeting;
(e)                                exercises the role of coordination of the businesses of the Company.

18.2                        In the case of absence or other impediment of the Chairman, his powers in all respects will be taken on by the Vice Chairman, or, in case of nomination of more than one, him designated according to the order of succession set by the Board of Directors.

18.2                        In the case of absence or other impediment of the Chairman, his powers in all respects will be taken on by the Vice Chairman, or, in case of nomination of more than one, him designated according to the order of succession set by the Board of Directors.

18.3                        When all the Deputy Chairmen are absent or disabled, the powers of the Chairman pass to the Managing Director or Managing Directors and, in order to the other Directors, according to the order of succession fixed by the Board of

18.3                        When all the Deputy Chairmen are absent or disabled, the powers of the Chairman pass to the Managing Director or Managing Directors or, if they are absent or otherwise unabled, to the other Directors, according to the order of

Directors.	succession fixed by the Board of Directors.

SECTION V THE GENERAL MANAGER ARTICLE 19

19.1                        The General Manager is the head of the operational and executive structure of the Company. On the basis of and in the context of the powers delegated to him by the Board of Directors the General Manager:

a)              presents proposals to the administrative Bodies in matters delegated to him as well as credit and personnel management;

b)              undertakes transactions and all ordinary administrative acts;

c)              provides for the execution of all deliberations of the Board of Directors, Executive Committee or the Managing Director(s) and operational coordination of the activities of subsidiaries within the Group, respecting the general criteria and directions set by the Board of Directors;

d)              coordinates, superintends and provides for employment relations with the employees;

e)              delegates, for the implementation of his known functions and for the exercise of own powers or those delegated to him, powers to employees.

19.2                        In case of absence or impediment, the General Manager is substituted for by the Deputy General Manager, or in the case where more than one Deputy General Manager has been nominated, that one of them competent in the matter delegated. If a Deputy General Manager has not been nominated, the General Manager is substituted by the Central Managers according to their attributions.

19.3 When for any reason the post of General Manager is vacant the functions are exercised by the

Managing Director. In the case of more than one Managing Director, they exercise such function on the basis set by the Board of Directors.

SECTION V BOARD OF STATUTORY AUDITORS ARTICLE 19	SECTION VI BOARD OF STATUTORY AUDITORS AND ACCOUNTING CONTROL ARTICLE 20

19.1 The Shareholders’ Meeting elects the Board of Statutory Auditors, composed of five Statutory Auditors in office and two Alternate Statutory Auditors.	20.1 The Shareholders’ Meeting elects the Board of Statutory Auditors, composed of five Statutory Auditors in office and two Alternate Statutory Auditors.

19.2 The Statutory Auditors are in office for three periods and are re-electable. Their term is regulated by law.	20.2 The Statutory Auditors are in office for three periods and they may be re-elected. Their term is regulated by law.

19.3                        At least two of the Statutory Auditors in office and at least one of the Alternate Statutory Auditors are chosen from among those registered in the register of  accounting auditors who have carried out legal accounting audit work for a period of no less than three years.

20.3                        At least two of the Statutory Auditors in office and at least one of the Alternate Statutory Auditors are chosen from among those registered in the register of  accounting auditors who have carried out legal accounting audit work for a period of no less than three years.

19.4                        Those Statutory Auditors who do not possess the requirement set out in the preceding paragraph are chosen from among those who have obtained a total experience of at least three years in:

1)              administration or control or management duties in companies with equity capital of no less that two million Euro, or

2)            professional activities or regular university teaching in law, economics, finance, banking, insurance or other subjects related to banking activities, or

3)              management duties in public bodies or public administration operating in the banking, finance and insurance sectors.

20.4                        Those Statutory Auditors who do not possess the requirement set out in the preceding paragraph are chosen from among those who have obtained a total experience of at least three years in:

1)              administration or control or management duties in companies with equity capital of no less that two million Euro, or

2                 professional activities or regular university teaching in law, economics, finance, banking, insurance or other subjects related to banking activities, or

3)              management duties in public bodies or public administration operating in the banking, finance and insurance sectors.

19.5 The whole Board of Statutory Auditors is nominated on the basis of lists presented by the shareholders in which the candidates must be listed in number order.	20.5 The whole Board of Statutory Auditors is nominated on the basis of lists presented by the shareholders in which the candidates must be listed in numeric order.

19.6                        To apply paragraphs 3 and 12 of the present article, when the list is composed of four or more candidates, the fourth candidate and at least one of the first three must have the requirements as  in paragraph 3; when the list is composed of fewer than four candidates at least the first of them must have the same requirements.

20.6                        To apply paragraphs 3 and 12 of the present article, when the list is composed of four or more candidates, the fourth candidate and at least one of the first three must have the requirements as  in paragraph 3; when the list is composed of fewer than four candidates at least the first of them must have the same requirements.

19.7                        The lists must be deposited at the registered office and published in at least two Italian daily newspapers with national distribution, of which one devoted to economic news, at least 10 days before the day fixed for the Shareholders’ Meeting at First call.

20.7                        The lists must be deposited at the registered office and published in at least two Italian daily newspapers with national distribution, of which one devoted to economic news, at least 10 days before the day fixed for the Shareholders’ Meeting at first call.

19.8 Every Shareholder can present or contribute to the presentation of only one list and each candidate can present himself in only one list or otherwise be declared ineligible.	20.8 Every Shareholder can present or contribute to the presentation of only one list and each candidate can present himself in only one list or otherwise be declared ineligible.

19.9                        Only those Shareholders who themselves or together with other shareholders represent at least 1% of the shares with voting rights in the ordinary Shareholders’ Meeting have the right to vote. In order to prove their ownership of the number of shares necessary for the presentation of the lists, the shareholders must at the same time present, at the registered office, the certificates confirming their participation in the central securities management system.

20.9                        Only those Shareholders who themselves or together with other shareholders represent at least 1% of the shares with voting rights in the ordinary Shareholders’ Meeting have the right to present lists. In order to prove their ownership of the number of shares necessary for the presentation of the lists, the shareholders must at the same time present, at the registered office, the certificates confirming their participation in the central securities management system.

19.10                 Together with each list, and before the time of depositing the list at the registered office, one must deposit the C.V. of each candidate, undersigned by the same, and the declarations by which the individual candidates accept their candidature and affirm, at their own responsibility, that there are no reasons for ineligibility or conflict of interest as well as the existence of the necessary qualification required by the regulations in force to carry out the duties of Statutory Auditor.

20.10                 Together with each list, and before the time of depositing the list at the registered office, the Curriculum Vitae. of each candidate must be deposited, undersigned by the same, and the declarations by which the individual candidates accept their candidature and affirm, at their own responsibility, that there are no reasons for ineligibility or conflict of interest as well as the existence of the necessary qualification required by the regulations in force to carry out the duties of Statutory Auditor.

19.11 Every shareholder having the right to vote may vote for only one list.	20.11 Everyone having the right to vote may vote for only one list.

19.12 At the election of the Board of Statutory Auditors, the procedures are as follows: a) from the list which obtains the majority of the votes by the shareholders, in the numerical order	20.12 At the election of the Board of Statutory Auditors, the procedures are as follows: a) from the list which obtains the majority of the votes by the shareholders, in the numerical order

in which they are listed in the list, three Statutory Auditors in office and one Alternate Statutory Auditor;	in which they are listed in the list, three Statutory Auditors in office and one Alternate Statutory Auditor;

b)             the remaining two Statutory Auditors and one Alternate Statutory Auditor are taken from the other lists; in order to do this, the votes obtained by the lists themselves are divided successively by one two and three. The quotients thus obtained are assigned in order to the candidates of each of the said lists according to the order set respectively in each. The quotients thus attributed to the candidates on the various lists are then placed in a single descending order: the Statutory Auditors in office are those who have obtained the highest two quotients and the supplementary Statutory Auditor is the one who has obtained the highest third quotient. In the case in which more than one candidate obtains the same quotient, the candidate from the list which has still not elected a Statutory Auditor will be elected; in the case in own responsibility, that there are no reasons for ineligibility or conflict of interest as well as the existence of the necessary qualification required by the regulations in force to carry out the duties of Statutory Auditor.

b)             the remaining two Statutory Auditors and one Alternate Statutory Auditor are taken from the other lists; in order to do this, the votes obtained by the lists themselves are divided successively by one two and three. The quotients thus obtained are assigned in order to the candidates of each of the said lists according to the order set respectively in each. The quotients thus attributed to the candidates on the various lists are then placed in a single descending order: the Statutory Auditors in office are those who have obtained the highest two quotients and the supplementary Statutory Auditor is the one who has obtained the highest third quotient. In the case in which more than one candidate obtains the same quotient, the candidate from the list which has still not elected a Statutory Auditor will be elected; in the case in own responsibility, that there are no reasons for ineligibility or conflict of interest as well as the existence of the necessary qualification required by the regulations in force to carry out the duties of Statutory Auditor.

19.13 For the nomination of Statutory Auditors not elected for whatsoever reason according to the aforesaid procedures, the Shareholders’ Meeting will approve according to relative majority.	20.13 For the nomination of Statutory Auditors not elected for whatsoever reason according to the aforesaid procedures, the Shareholders’ Meeting will approve according to relative majority.

19.14                 The chairmanship of the Board of Statutory Auditors is taken by person indicated in the first place in the list which has obtained the majority of the votes. In case of his substitution the chairmanship falls, until the end of term of the Board of Statutory Auditors, on the next following person indicated in the same list.

20.14                 The chairmanship of the Board of Statutory Auditors is taken by person indicated in the first place in the list which has obtained the majority of the votes. In case of his substitution the chairmanship falls, until the end of term of the Board of Statutory Auditors, on the next following person indicated in the same list.

19.15                 In case of the substitution of a Statutory Auditor taken from the list which has obtained the majority of the votes cast by shareholders, the alternate will come from the same list; in the case of the substitution of a Statutory Auditor taken from the other lists, the alternate will be nominated according to the method set out in point (b) in this article. Whenever it may be necessary to keep up  minimum number of Statutory Auditors in office with the requirements as per paragraph 3 of the present article, the alternate with the same requirements will in case enter

20.15                 In case of the substitution of a Statutory Auditor taken from the list which has obtained the majority of the votes cast by shareholders, the alternate will come from the same list; in the case of the substitution of a Statutory Auditor taken from the other lists, the alternate will be nominated according to the method set out in point (b) in this article. Whenever it may be necessary to keep up  minimum number of Statutory Auditors in office with the requirements as per paragraph 3 of the present article, the alternate with the same requirements will in case enter

19.16 The nomination of Statutory Auditors to make up the Board of Statutory Auditors according to Article 2401 of the Civil Code is made by a relative majority of the Shareholders’ Meeting.	20.16 The nomination of Statutory Auditors to make up the Board of Statutory Auditors according to Article 2401 of the Civil Code is made by a relative majority of the Shareholders’ Meeting.

19.17                 The Shareholders’ Meeting fixes the remuneration of the Statutory Auditors. The Shareholders’ Meeting may also decide, in addition to the remuneration, the payment to each Statutory Auditor of a fixed sum for every attendance at the meetings; the Statutory Auditors have the further right to reimbursement of expenses incurred in the course of their duties and to the payment of daily allowances as decided by the Shareholders’ Meeting.

20.17                 The Shareholders’ Meeting fixes the remuneration of the Statutory Auditors. The Shareholders’ Meeting may also decide, in addition to the remuneration, the payment to each Statutory Auditor of a fixed sum for every attendance at the meetings; the Statutory Auditors have the further right to reimbursement of expenses incurred in the course of their duties and to the payment of daily allowances as decided by the Shareholders’ Meeting.

19.18                 The members of the Board of Statutory Auditors cannot be in office in more than five offices as Statutory Auditor in office in other quoted companies with the exception of companies controlled by SANPAOLO IMI S.p.A.

20.18                 The members of the Board of Statutory Auditors cannot be in office in more than five offices as Statutory Auditor in office in other quoted companies with the exception of companies controlled by SANPAOLO IMI S.p.A.

19.19                 The meetings of the Board of Statutory Auditors may be validly held also by means of telecommunication, as long as there is a guarantee of the exact identification of the persons entitled to be present, the possibility for all participants to participate, in real time, in all the discussions and see, receive and transmit documents. The meetings  are considered held in the place where the Board is

20.19                 The meetings of the Board of Statutory Auditors may be validly held also by means of telecommunication, as long as there is a guarantee of the exact identification of the persons entitled to be present, the possibility for all participants to participate, in real time, in all the discussions and see, receive and transmit documents. The meetings  are considered held in the place where the Board is

called, where at least one Statutory Auditor must be present.	called, where at least one Statutory Auditor must be present.

SECTION VI MANAGEMENT ARTICLE 20	(ARTICLE DELETED)

20.1                        The Board of Directors nominates one or more General Managers and one or more Deputy General Managers and determines their roles and the length of their term of office. Alternatively, the Board of Directors nominates a Central Management and determines the number of its members, establishing the assignment of responsibilities as well as the division of functions among the members.

20.2                        The General Manager or General Managers, or the Central Management, report in the exercise of their responsibilities to the Managing Director or Managing Directors;  they  execute the decisions taken by the Board of Directors, by the Executive Committee, by the Chairman and by the Managing Director or Managing Directors; they manage all current business, supervise the structure and functioning of services, allocate responsibilities and positions to staff with the exclusion of Top Management. They may delegate, also internally and in continuity, their own powers to the Deputy General Managers, to Top Management, and other Personnel from Head Office, the regional organization and the branches.

ARTICLE 21

21.1 Accounting control is exercised by accounting firm having thee competence set by law. Nomination, responsibilities, powers and responsibilities are set by legal provisions in the subject.

SECTION VII LEGAL REPRESENTATION AND CORPORATE SEAL	SECTION VII LEGAL REPRESENTATION AND CORPORATE SEAL

ARTICLE 21	ARTICLE 22

21.1                        The legal representation of the Company, concerning third parties and in proceedings, and the corporate seal lie with the Chairman and, in the case of his absence or inability, with the Deputy Chairman or Deputy Chairmen, according to the order of succession fixed by the Board of Directors and, in their absence, with the Managing Director or Managing Directors separately. In respect of the above, the Board may, pursuant to Law, for specific types of actions and business, delegate representative powers, with the ability to sign on behalf of the Company, to the Managing Director or Managing Directors, to individual Directors, to the General Manager or General Managers, to the Deputy General Manager or Deputy General Managers, to the staff of the Central Management, to Top Management and to other employees of the Company, determining the limits and the methods of use of such seal.

22.1                        The legal representation of the Company, concerning third parties and in proceedings, and the corporate seal lie with the Chairman and, in the case of his absence or inability, with the Deputy Chairman or Deputy Chairmen, according to the order of succession fixed by the Board of Directors and, in their absence, with the Managing Director or Managing Directors separately.

22.2                        In respect of the above,  the legal representation of the Company, concerning third parties and in proceedings and the corporate seal also lie with the Managing Director or Managing Directors in matters delegated to them by the Board of Directors.

22.3                        In respect of the above, the Board of Directors may, pursuant to Law, for specific types of actions and business, delegate representative powers, with the ability to sign on behalf of the Company, to individual Directors, to the General Manager or General Managers, to the Deputy General Manager or Deputy General Managers, to Top Management and to other employees of the Company, determining the limits and the methods of use of such seal. Similarly, the General Manager, within the powers attributed to him or her, may delegate representative powers to the Deputy General Manager or Deputy General, Managers, to Top Management and to other employees of the Company, determining the limits and the methods of use of such seal.

21.2 In cases in which the current Articles of Association allow substitutions for absence or impediment, the action of the substitute has legal force in dealings with third parties.	22.4 In cases in which the current Articles of Association allow substitutions for absence or impediment, the action of the substitute has legal force in dealings with third parties.

SECTION VIII FINANCIAL RESULTS AND PROFITS	SECTION VIII FINANCIAL RESULTS AND PROFITS

ARTICLE 22	ARTICLE 23

22.1 The financial year closes at December 31 each year.	23.1 The financial year closes at December 31 each year.

22.2 Of the net profits deriving from the financial results, an amount equal to 10% shall be transferred to the legal reserve until it amounts to one fifth of the equity capital.	23.2 Of the net profits deriving from the financial results, an amount equal to 10% shall be transferred to the legal reserve until it amounts to one fifth of the equity capital.

22.3 A further share, equal up to 5% of the their nominal value, shall be reserved for preference shares.	23.3 A further share, equal up to 5% of the their nominal value, shall be reserved for preference shares.

22.4                        The Shareholders’ Meeting, on the proposal of the Board of Directors, will decide on the allocation of the remaining profit after provisions to the legal reserve and the allocation to preference shares.

23.4                        The Shareholders’ Meeting, on the proposal of the Board of Directors, will decide on the allocation of the remaining profit after provisions to the legal reserve and the allocation to preference shares.

22.5 The dividends will be allocated, equal up to the amount paid to preference shares, to ordinary shares and, then and equally, to all shares.	23.5 The dividends will be allocated, equal up to the amount paid to preference shares, to ordinary shares and, then and equally, to all shares.

22.6 When dividends of less than 5% are allocated to preference shares in any one year, the dividends will be cumulated in the following two years.	23.6 When dividends of less than 5% are allocated to preference shares in any one year, the dividends will be cumulated in the following two years.

22.7 Dividends not claimed within five years following the day on which they are available, will be retained by the Company and placed to reserves.	23.7 Dividends not claimed within five years following the day on which they are available, will be retained by the Company and placed to reserves.

22.8 The Board of Directors may approve the distribution of partial payments in advance of the dividends in the manner and within the limits set by the regulations in force at the time.	23.8 The Board of Directors may approve the distribution of partial payments in advance of the dividends in the manner and within the limits set by the regulations in force at the time.

SECTION IX STATUTORY OFFICES	SECTION IX STATUTORY OFFICES

ARTICLE 23	ARTICLE 24

23.1 Current legislative, regulatory and supervisory rules concerning requirements of professional and honourable standards apply to the Offices established in the current Articles.	24.1 Current legislative, regulatory and supervisory rules concerning requirements of professional, honourable and independent standards apply to the Offices established in the current Articles.

SECTION X RECESS

ARTICLE 25

25.1                        The right of recess is allowed only in those cases exclusively envisaged by law. Right of recess for shareholders without recourse to approval of motions concerning:

a)              the length of life oft he Company;

b)              the introduction or removal of restrictions on the circulation of shares is not allowed.

25.2 The terms and methods of the exercise of the right poof recess, the criteria to value the value of the shares and the related liquidation procedure are regulated by law.

SECTION X WINDING UP	SECTION XI WINDING UP

ARTICLE 24	ARTICLE 26

24.1 Given any different law provisions, if there is a reason for winding up, the Shareholders’ Meeting will establish the manner of liquidation, nominating one or more liquidators.	26.1 Given any different law provisions, if there is a reason for winding up, the Shareholders’ Meeting will establish the manner of liquidation, nominating one or more liquidators.

24.2 Preference shares, in the case of winding up or liquidation, will have the right to reimbursement of capital up to their nominal value.	26.2 Preference shares, in the case of winding up or liquidation, will have the right to reimbursement of capital up to their nominal value.